Exhibit 99.1

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Fourth Quarter and Full Year 2022 Results

❖	General Insurance delivered the strongest underwriting profitability AIG has ever achieved as full year 2022 underwriting income nearly doubled to $2.0 billion from the prior year, led by Commercial Insurance that had a combined ratio of 89.6% and an adjusted accident year combined ratio* of 84.5% for full year 2022

❖	General Insurance fourth quarter combined ratio improved 2.5 points from the prior year quarter to 89.9%; full year combined ratio improved 3.9 points to 91.9%

❖	General Insurance fourth quarter adjusted accident year combined ratio* (AYCR) of 88.4% improved 1.4 points from the prior year quarter, marking the 18th consecutive quarter of improvement; full year AYCR improved 2.3 points to 88.7%

❖	Life and Retirement delivered a solid quarter with premiums of $2.1 billion and premiums and deposits* of $8.8 billion benefiting from strong Fixed Annuity and Fixed Index Annuity sales along with continued improvement in base portfolio investment income

❖	Net income per diluted common share was $0.35 and adjusted after-tax income* (AATI) per diluted common share was $1.36 compared to $1.58 in the prior year quarter, driven by lower alternative investment income

❖	AIG repurchased $779 million of common stock and redeemed $1.8 billion of senior unsecured notes in the fourth quarter; for the full year, AIG returned over $6.1 billion to shareholders through $5.1 billion of common stock repurchases and $1.0 billion of dividends; outstanding common shares at year end 2022 were 10% lower than prior year

FOURTH QUARTER NOTEWORTHY ITEMS

•	General Insurance adjusted pre-tax income (APTI) of $1.2 billion decreased by $297 million from the prior year quarter as a result of a $489 million decrease of alternative investment income, partially offset by better underwriting results with 2.5 points of combined ratio improvement, benefiting from continued underwriting discipline and more favorable prior year reserve development (PYD).

•	Life and Retirement APTI of $781 million reflects lower net investment income (NII) due to lower alternative investment returns and call and tender income, partially offset by higher base portfolio income compared to the prior year quarter.

•	Net income attributable to AIG common shareholders was $264 million, or $0.35 per diluted common share for the fourth quarter, compared to $3.7 billion or $4.38 per diluted common share in the prior year quarter.

•	AATI attributable to AIG common shareholders was $1.0 billion, or $1.36 per diluted common share, compared to $1.3 billion, or $1.58 per diluted common share, in the prior year quarter, primarily due to lower alternative investment income.

•	Return on common equity (ROCE) and Adjusted ROCE* were 2.7% and 7.5%, respectively, on an annualized basis for the fourth quarter of 2022.

•	As of December 31, 2022, book value per common share was $53.83, compared to $79.97 at prior year end, driven by a reduction in accumulated other comprehensive income (AOCI) as a result of higher interest rates. Adjusted book value per common share* was $73.87, an increase of 7% from December 31, 2021.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

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NEW YORK, February 15, 2023 – American International Group, Inc. (NYSE: AIG) today reported financial results for the fourth quarter and full year ended December 31, 2022.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “2022 was an extraordinary year of progress for AIG. We continued to improve the profitability of our General Insurance business, closing the year with the strongest underwriting results the business has ever achieved and with the second consecutive year of underwriting profitability improving by $1 billion. In addition, we made considerable progress on the separation of our Life and Retirement business and completed the initial public offering (IPO) of Corebridge Financial in September 2022. We reached significant milestones on AIG 200 that modernized our technology infrastructure and operational capabilities, while executing on our target run-rate savings of $1 billion six months ahead of schedule. We revamped AIG’s investment management strategy through strategic partnerships with Blackstone and BlackRock and have transferred approximately $50 billion and $150 billion of assets, respectively, to these partners.

“Improvement in General Insurance continued through portfolio optimization, prudent risk selection and limit reduction of over $1.2 trillion since 2018. The full-year 2022 combined ratio of 91.9% represents a 390-basis point year-over-year improvement. The accident year combined ratio, x-CAT of 88.7% improved 230 basis points from prior year, marking the fulfillment of our full-year sub-90 goal and was sub-90 in every quarter of 2022. Our strong momentum continued through the complex January 1 reinsurance renewal season, where the quality of our portfolio enabled us to secure treaties on favorable terms in a very challenging market.

“Life and Retirement delivered a solid year with strong sales, particularly in Individual Retirement where Fixed Annuity and Fixed Index Annuity sales continued their robust growth trends. The fixed income portfolio experienced meaningful lift in portfolio yield and widening spreads benefiting from the higher interest rate environment. The capital strength and free cash flow profile of the business remain healthy.

“2022 was also a significant year in terms of capital management. We returned over $6.1 billion to shareholders through $5.1 billion of AIG common stock repurchases and $1.0 billion of dividends and Corebridge paid two dividends totaling approximately $300 million in the fourth quarter of 2022 following its IPO in September. We established Corebridge’s capital structure and reduced AIG debt, setting a strong foundation for the future.

“In 2022 our colleagues across the globe aligned behind common goals and maintained a steadfast commitment to executing with the highest quality, and I am incredibly proud of the meaningful progress we made. As we look ahead to 2023, the world faces many uncertainties. AIG is better positioned than ever as a risk expert to continue executing on our strategy to deliver excellence as a top-performing company. I am confident we will continue to lead the market and create long-term value for our clients, distribution partners, colleagues, shareholders, and other stakeholders.”

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For full year 2022, pre-tax income from continuing operations was $14.3 billion, up from $12.1 billion in the prior year. Full year 2022 net income attributable to AIG common shareholders was $10.2 billion, or $13.01 per diluted common share, compared to net income of $9.4 billion, or $10.82 per diluted common share, in the prior year. The increase was largely driven by net realized gains on Fortitude Re funds withheld embedded derivative, strong General Insurance underwriting results, which almost doubled year-over-year, and lower interest expense benefiting from liability management actions, partially offset by lower alternative investment income and call and tender income. The prior year results also included a $3.0 billion gain from the sale of a real estate portfolio. These pre-tax increases were partially offset by higher income tax expense as a result of higher income from operations as well as an increase in income attributable to the noncontrolling interest associated with Blackstone’s 9.9% ownership interest in Corebridge and the IPO of Corebridge in September 2022.

AATI was $3.6 billion, or $4.55 per diluted common share, for the full year of 2022 compared to $4.4 billion, or $5.12 per diluted common share, in the prior year. The decrease in AATI was primarily due to lower alternative investment income and call and tender income, partially offset by an increase in General Insurance underwriting income, yield improvement in the fixed maturity and loan portfolios and savings on interest expense.

For the fourth quarter of 2022, pre-tax income from continuing operations was $279 million, down from $5.0 billion in the prior year quarter. Fourth quarter 2022 net income attributable to AIG common shareholders was $264 million, or $0.35 per diluted common share, compared to $3.7 billion, or $4.38 per diluted common share, in the prior year quarter. Prior year result included a $3.0 billion gain from the sale of a real estate portfolio. The pre-tax income decline was otherwise primarily due to a decrease in net realized gains on derivative activities.

AATI was $1.0 billion, or $1.36 per diluted common share, for the fourth quarter of 2022 compared to $1.3 billion, or $1.58 per diluted common share, in the prior year quarter. The decrease in AATI was primarily due to lower alternative investment income and lower call and tender income, partially offset by improvement in General Insurance underwriting results and yield improvement in the fixed maturity and loan portfolios.

Total consolidated net investment income for the fourth quarter of 2022 was $3.3 billion, down 9% from $3.6 billion in the prior year quarter, primarily due to lower alternative investment income and reductions in call and tender income. Interest and dividends income improved $305 million from the prior year quarter with yield across the fixed maturity and loan portfolios up 29 basis points sequentially. Total net investment income on an APTI basis* was $3.0 billion, a decrease of $331 million compared to the prior year quarter.

Book value per common share was $53.83 as of December 31, 2022, an increase of 4% from September 30, 2022 and a decrease of 33% from December 31, 2021, driven by a reduction in AOCI as a result of higher interest rates. Adjusted book value per common share* was $73.87, an increase of 1% from September 30, 2022 and 7% from December 31, 2021, reflecting growth in retained earnings from net income in excess of dividends and share repurchases. Adjusted tangible book value per common share* was $67.43, an increase of 1% from September 30, 2022 and 7% from December 31, 2021.

For the fourth quarter of 2022, AIG repurchased $779 million of common stock or approximately 13 million shares, paid $243 million of common and preferred dividends, and redeemed $1.8 billion of aggregate principal amount of debt, ending the year with AIG Parent liquidity of $3.7 billion as of December 31, 2022. Corebridge liquidity is no longer reflected in AIG Parent's liquidity following the IPO. AIG’s ratio of total debt and preferred stock to total capital at December 31, 2022 was 34.1%, down from 36.5% at September 30, 2022, due to the redemption of $1.8 billion of debt in the fourth quarter and AOCI mark-to-market adjustments for certain investment portfolios.

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The AIG Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG common stock (NYSE: AIG). The dividend is payable on March 31, 2023 to stockholders of record at the close of business on March 17, 2023.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on March 15, 2023 to holders of record at the close of business on February 28, 2023.

FINANCIAL SUMMARY

	Three Months Ended December 31, 2022		Twelve Months Ended December 31, 2022
($ in millions, except per common share amounts)	2021	2022	2021	2022
Net income attributable to AIG common shareholders	$3,739	$264	$9,359	$10,247
Net income per diluted share attributable to AIG common shareholders	$4.38	$0.35	$10.82	$13.01

Adjusted pre-tax income (loss)	$1,830	$1,542	$5,920	$5,140
General Insurance	1,509	1,212	4,359	4,430
Life and Retirement	969	781	3,911	2,657
Other Operations	(648)	(451)	(2,350)	(1,947)

Net investment income	$3,565	$3,258	$14,612	$11,767
Net investment income, APTI basis	3,291	2,960	12,940	10,997

Adjusted after-tax income attributable to AIG common shareholders	$1,339	$1,024	$4,430	$3,586
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.58	$1.36	$5.12	$4.55

Weighted average common shares outstanding - diluted (in millions)	872.0	754.9	864.9	787.9

Return on common equity	23.0%	2.7%	14.5%	21.0%
Adjusted return on common equity	9.9%	7.5%	8.6%	6.5%

Book value per common share	$79.97	$53.83	$79.97	$53.83
Adjusted book value per common share	$68.83	$73.87	$68.83	$73.87

Common shares outstanding (in millions)	818.7	734.1	818.7	734.1

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GENERAL INSURANCE

	Three Months Ended December 31,
($ in millions)	2021	2022	Change
Gross premiums written	$8,013	$7,594	(5)%

Net premiums written	$5,961	$5,610	(6.0)%
North America	2,642	2,674	1
North America Commercial Lines	2,208	2,272	3
North America Personal Insurance	434	402	(7)
International	3,319	2,936	(12)
International Commercial Lines	1,915	1,763	(8)
International Personal Insurance	1,404	1,173	(16)

Underwriting income (loss)	$499	$635	27%
North America	152	425	180
North America Commercial Lines	135	435	222
North America Personal Insurance	17	(10)	NM
International	347	210	(39)
International Commercial Lines	239	196	(18)
International Personal Insurance	108	14	(87)

Net investment income, APTI basis	$1,010	$577	(43)%
Adjusted pre-tax income	$1,509	$1,212	(20)%
Return on adjusted segment common equity	16.1%	10.8%	(5.3)	pts

Underwriting ratios:
North America Combined Ratio (CR)	95.0	86.6	(8.4)	pts
North America Commercial Lines CR	94.8	84.4	(10.4)
North America Personal Insurance CR	96.0	102.5	6.5
International CR	90.1	93.2	3.1
International Commercial Lines CR	88.1	89.4	1.3
International Personal Insurance CR	93.0	98.9	5.9
General Insurance (GI) CR	92.4	89.9	(2.5)

GI Loss ratio	61.8	58.5	(3.3)	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(2.9)	(3.8)	(0.9)
Prior year development, net of reinsurance and prior year premiums	0.3	2.3	2.0
GI Accident year loss ratio, as adjusted	59.2	57.0	(2.2)
GI Expense ratio	30.6	31.4	0.8
GI Accident year combined ratio, as adjusted	89.8	88.4	(1.4)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	89.7	88.2	(1.5)	pts
North America Commercial Lines AYCR	88.9	85.9	(3.0)
North America Personal Insurance AYCR	94.9	105.3	10.4
International AYCR	89.9	88.6	(1.3)
International Commercial Lines AYCR	86.7	81.6	(5.1)
International Personal Insurance AYCR	94.1	98.9	4.8

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General Insurance

•	Net premiums written (NPW) in the fourth quarter of 2022 decreased 6% from the prior year quarter and increased 1% on a constant dollar basis to $5.6 billion, driven by solid North America Commercial Lines growth of 3% attributed to strong new business and retention and International Commercial Lines growth of 2% on a constant dollar basis. Commercial NPW benefited from strong growth in Lexington, Specialty and Casualty, offset in part by a decline in Financial Lines due to decreased capital markets activities. Personal Insurance NPW decreased 14% or 2% on a constant dollar basis, primarily due to a decrease in Warranty and underwriting actions taken in Private Client Group as the repositioning of this business continues, partially offset by growth in International Accident & Health and Travel.

•	Fourth quarter 2022 APTI decreased by $297 million to $1.2 billion from the prior year quarter due to lower alternative investment income, partially offset by improvement in underwriting income. Underwriting income increased by $136 million to $635 million in the fourth quarter of 2022, which included $235 million of catastrophe losses (CATs), before reinstatement premiums, notably from Winter Storm Elliott, compared to $189 million of CATs in the prior year quarter. Fourth quarter 2022 also included favorable PYD, net of reinsurance, of $151 million compared to favorable PYD of $44 million in the prior year quarter.

•	General Insurance delivered another quarter of strong underwriting results with a combined ratio of 89.9%, a 2.5-point improvement from 92.4% in the prior year quarter, driven by an improvement of 3.3 points in the loss ratio that included higher favorable PYD. The General Insurance AYCR was 88.4%, an improvement of 1.4 points from the prior year quarter with a 2.2-point improvement in the accident year loss ratio, as adjusted* to 57.0%, offset by a 0.8 point increase in the expense ratio to 31.4%. The improvement in accident year loss ratio, as adjusted, reflected continued earn-in of rate in excess of loss cost trends, execution on portfolio management strategy and improvement in Commercial Lines business mix.

•	Commercial Lines underwriting results continued to show strong improvement as a result of continued focus on underwriting excellence and expense management. The combined ratio was 84.4% for North America Commercial Lines and 89.4% for International Commercial Lines. The AYCR for North America Commercial Lines improved 3.0 points to 85.9%, and for International Commercial Lines improved 5.1 points to 81.6% compared to the prior year quarter.

•	Personal Insurance underwriting results deteriorated, reflecting underwriting actions taken to shift business mix in order to reduce exposure and lower premiums in the quarter. The North America Personal Insurance combined ratio was 102.5%, and AYCR of 105.3% deteriorated 10.4 points compared to the prior year quarter, driven by a higher acquisition ratio due to a change in business mix and lower ceding commission. The International Personal Insurance combined ratio was 98.9%, and AYCR of 98.9% deteriorated 4.8 points from the prior year quarter, primarily driven by higher frequency of losses related to restrictions pertaining to COVID-19 deemed hospitalization.

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LIFE AND RETIREMENT

	Three Months Ended
	December 31,
($ in millions, except as indicated)	2021	2022	Change
Adjusted pre-tax income (loss)	$969	$781	(19)%
Individual Retirement	498	434	(13)
Group Retirement	314	177	(44)
Life Insurance	(8)	106	NM
Institutional Markets	165	64	(61)

Premiums and fees	$3,524	$2,879	(18)%
Individual Retirement	312	261	(16)
Group Retirement	140	107	(24)
Life Insurance	875	1,087	24
Institutional Markets	2,197	1,424	(35)

Premiums and deposits	$8,609	$8,800	2%
Individual Retirement	3,308	3,827	16
Group Retirement	1,862	2,243	20
Life Insurance	1,206	1,179	(2)
Institutional Markets	2,233	1,551	(31)

Net flows	$(1,106)	$(744)	33%
Individual Retirement	(34)	212	NM
Group Retirement	(1,072)	(956)	11

Net investment income, APTI basis	$2,357	$2,225	(6)%
Return on adjusted segment common equity	13.7%	10.1%	(3.6)	pts

Life and Retirement

•	Life and Retirement reported APTI of $781 million for the fourth quarter of 2022, down 19% from $969 million in the prior year quarter. The decline was primarily driven by lower NII as well as lower fee income and higher deferred policy acquisition costs (DAC) amortization in Individual and Group Retirement due to challenging capital market conditions, partially offset by improved mortality experience. Base portfolio yield improved by approximately 34 basis points sequentially or approximately 54 basis points year-over-year as a result of higher new money rates.

•

Life and Retirement delivered a solid quarter with premiums of $2.1 billion and premiums and deposits* increased 2% from the prior year quarter to $8.8 billion, benefiting from favorable sales activity in Individual and Group Retirement segments driven by strong Fixed Annuity and Fixed Index Annuity sales, as well as higher Group Retirement plan acquisitions. Excluding transactional businesses such as pension risk transfer, guaranteed investment contracts and Group Retirement plan acquisitions, premiums and deposits were up 14% year-over-year.

•	COVID mortality in Life Insurance is in line with the previously disclosed estimates of exposure sensitivity of $65 million to $75 million per 100,000 population of U.S. deaths.

•	Life and Retirement return on adjusted segment common equity* for the fourth quarter was 10.1% on an annualized basis.

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OTHER OPERATIONS

	Three Months Ended
	December 31,
($ in millions)	2021	2022	Change
Corporate and Other	$(577)	$(494)	14%
Asset Management Group	399	38	(90)
Adjusted pre-tax loss before consolidation and eliminations	(178)	(456)	(156)
Consolidation and eliminations	(470)	5	NM
Adjusted pre-tax loss	$(648)	$(451)	30%

Other Operations

•	Other Operations adjusted pre-tax loss of $451 million improved by $197 million or 30% from the prior year quarter as a result of improved results in Corporate and Other as well as reduced elimination activities.

•	Before consolidation and eliminations, the adjusted pre-tax loss increased by $278 million, reflecting lower investment income driven by lower alternative investment returns, an increase in corporate general operating expense for costs related to setting up Corebridge as a standalone public company, and higher vendor fees related to cloud migration.

•	The movements in the Asset Management Group as well as consolidation and eliminations were due to lower investment gains compared to the prior year quarter. Results in the fourth quarter of 2021 included a large gain on sale from investment funds, which was allocated to the operating companies and eliminated in Other Operations.

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LIFE AND RETIREMENT SEPARATION

On September 19, 2022, AIG closed the IPO of 80 million shares of Corebridge common stock at a public offering price of $21.00 per share, representing 12.4 percent of Corebridge's common stock. Corebridge is the holding company for AIG’s Life and Retirement business. The aggregate gross proceeds of the offering to AIG, before deducting underwriting discounts and commissions and other expenses payable by AIG, were approximately $1.7 billion.

In November 2021, AIG and Blackstone Inc. completed the acquisition by Blackstone of a 9.9 percent equity stake in Corebridge. Blackstone is required to hold its ownership interest in Corebridge following the completion of the separation of the Life and Retirement business, subject to exceptions permitting Blackstone to sell 25%, 67% and 75% of its shares after the first, second and third anniversaries, respectively, of Corebridge IPO (which will be September 19, 2023, 2024 and 2025, respectively), with the transfer restrictions terminating in full on the fifth anniversary of the IPO (September 19, 2027).

Following the IPO, AIG owns 77.7% of the outstanding common stock of Corebridge and continues to consolidate the assets, liabilities, and results of operations of Corebridge in AIG’s Consolidated Financial Statements. The portion of equity interest of Corebridge that AIG does not own is reflected as noncontrolling interest in AIG’s Consolidated Financial Statements.

On December 15, 2021, AIG and Blackstone Real Estate Income Trust (BREIT), a long-term, perpetual capital vehicle affiliated with Blackstone, completed the acquisition by BREIT of AIG’s interests in a U.S. Affordable Housing portfolio. The historical results of the U.S. Affordable Housing portfolio were reported in our Life and Retirement operating segments.

Since April 2022, AIG and Corebridge insurance company subsidiaries have entered into separate investment management agreements with BlackRock. Certain additional insurance company subsidiaries will also enter into such investment management agreements over the coming months. We have since transferred the management of approximately $162 billion of our investments in liquid fixed income and certain private placement assets, including $98 billion of the Corebridge investment portfolio, to BlackRock under such investment management agreements as of December 31, 2022. In addition, AIG and Corebridge are gaining access to BlackRock’s world-class investment management technology, Aladdin.

CONFERENCE CALL

AIG will host a conference call tomorrow, Thursday, February 16, 2023 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

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Certain statements in this press release and other publicly available documents may include, and members of AIG management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate,” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business from AIG, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in specific projections, goals, assumptions and forward-looking statements include, without limitation:

•	the effects of economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, macroeconomic trends, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures and an economic slowdown or recession, each of which may also be affected by geopolitical events or conflicts, including the conflict between Russia and Ukraine;
•	the occurrence of catastrophic events, both natural and man-made, including geopolitical events and conflicts, civil unrest and the effects of climate change;
•	availability of adequate reinsurance or access to reinsurance on acceptable terms;
•	disruptions in the availability of AIG's or a third party’s information technology infrastructure, including hardware and software, resulting from cyberattacks, data security breaches, or infrastructure vulnerabilities;
•	AIG's ability to realize expected strategic, financial, operational or other benefits from the separation of Corebridge as well as AIG’s equity market exposure to Corebridge;
•	concentrations of AIG’s insurance, reinsurance and other risk exposures;
•	concentrations in AIG’s investment portfolios;
•	AIG’s reliance on third-party investment managers;
•	changes in the valuation of AIG’s investments;
•	AIG’s reliance on third parties to provide certain business and administrative services;
•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);
•	changes in judgments concerning potential cost-saving opportunities;
•	AIG's ability to effectively implement changes under AIG 200, including the ability to realize cost savings;
•	AIG's ability to adequately assess risk and estimate related losses as well as the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
•	difficulty in marketing and distributing products through current and future distribution channels;

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•	the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•	actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;
•	changes to sources of or access to liquidity;
•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•	changes in accounting principles and financial reporting requirements;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;
•	the effects of sanctions, including those related to the conflict between Russia and Ukraine and the failure to comply with those sanctions;
•	the effects of changes in laws and regulations, including those relating to the regulation of insurance, in the U.S. and other countries in which AIG and its businesses operate;
•	changes to tax laws in the U.S. and other countries in which AIG and its businesses operate;
•	the outcome of significant legal, regulatory or governmental proceedings;
•	the impact of COVID-19 and its variants or other pandemics and responses thereto;
•	AIG’s ability to effectively execute on environmental, social and governance targets and standards; and
•	such other factors discussed in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG Annual Report on Form 10-K for the year ended December 31, 2022 (which will be filed with the Securities and Exchange Commission (SEC)), Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2021.

Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Fourth Quarter 2022 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) is used to show the amount of our net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity (ROCE) – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted return on common equity) is used to show the rate of return on common shareholders’ equity. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of our available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

12

General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on adjusted segment common equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on our internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes), changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes) and income from elimination of the international reporting lag. Adjusted revenues is a GAAP measure for our segments.

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and deferred sales inducements (DSI) related to net realized gains and losses;

•	changes in the fair value of equity securities;

•	net investment income on Fortitude Re funds withheld assets;

•	following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;

•	loss (gain) on extinguishment of debt;

•	all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non- qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•	income or loss from discontinued operations;

•	net loss reserve discount benefit (charge);

•	pension expense related to lump sum payments to former employees;

•	net gain or loss on divestitures and other;

•	non-operating litigation reserves and settlements;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;

•	the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•	integration and transaction costs associated with acquiring or divesting businesses;

•	losses from the impairment of goodwill;

•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and

•	income from elimination of the international reporting lag.

13

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;

•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and

•	net tax charge related to the enactment of the Tax Cuts and Jobs Act.

See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a.	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.	Acquisition ratio = Total acquisition expenses ÷ NPE
c.	General operating expense ratio = General operating expenses ÷ NPE
d.	Expense ratio = Acquisition ratio + General operating expense ratio
e.	Combined ratio = Loss ratio + Expense ratio
f.	CATs and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.	Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.	Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.	Prior year development net of reinsurance and prior year premiums = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.

Results from discontinued operations are excluded from all of these measures.

#       #       #

14

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc.. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc.. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

15

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended December 31,
	2021				2022
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(e)	Tax	Pre-tax	Charge	Interests(e)	Tax
Pre-tax income/net income, including noncontrolling interests	$5,048	$942	$—	$4,106	$279	$93	$—	$186
Noncontrolling interests			(360)	(360)			85	85
Pre-tax income/net income attributable to AIG	5,048	942	(360)	3,746	279	93	85	271
Dividends on preferred stock				7				7
Net income attributable to AIG common shareholders				3,739				264
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)		97	—	(97)		(68)	—	68
Deferred income tax valuation allowance (releases) charges(b)		(12)	—	12		10	—	(10)
Changes in fair value of securities used to hedge guaranteed living benefits	—	(1)	—	1	(1)	—	—	(1)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	(22)	(4)	—	(18)	(121)	(25)	—	(96)
Changes in the fair value of equity securities	201	44	—	157	12	2	—	10
Loss on extinguishment of debt	240	51	—	189	4	1	—	3
Net investment income on Fortitude Re funds withheld assets	(483)	(102)	—	(381)	(309)	(65)	—	(244)
Net realized (gains) losses on Fortitude Re funds withheld assets	(467)	(98)	—	(369)	174	37	—	137
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	720	150	—	570	370	78	—	292
Net realized (gains) losses(c)	(403)	(81)	—	(322)	1,507	367	—	1,140
Loss from discontinued operations				—				—
Net (gain) loss on divestitures and other	(2,936)	(627)	—	(2,309)	127	26	—	101
Non-operating litigation reserves and settlements	—	1	—	(1)	—	—	—	—
Unfavorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	13	2	—	11	46	9	—	37
Net loss reserve discount benefit	(255)	(53)	—	(202)	(707)	(149)	—	(558)
Pension expense related to a one-time lump sum payment to former employees	7	1	—	6	60	13	—	47
Integration and transaction costs associated with acquiring or divesting businesses	28	6	—	22	58	12	—	46
Restructuring and other costs	129	27	—	102	155	35	—	120
Non-recurring costs related to regulatory or accounting changes	10	3	—	7	15	3	—	12
Net impact from elimination of international reporting lag(d)	—	—	—	—	(127)	(27)	—	(100)
Noncontrolling interests(e)			222	222			(244)	(244)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,830	$346	$(138)	$1,339	$1,542	$352	$(159)	$1,024

16

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)

	Twelve Months Ended December 31,
	2021				2022
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefit)	controlling	After
	Pre-tax	Charge	Interests(e)	Tax	Pre-tax	Charge	Interests(e)	Tax
Pre-tax income/net income, including noncontrolling interests	$12,099	$2,176	$—	$9,923	$14,282	$3006	$—	$11,275
Noncontrolling interests			(535)	(535)			(999)	(999)
Pre-tax income/net income attributable to AIG	12,099	2,176	(535)	9,388	14,282	3,006	(999)	10,276
Dividends on preferred stock				29				29
Net income attributable to AIG common shareholders				9,359				10,247
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)		998	—	(998)		22	—	(22)
Deferred income tax valuation allowance (releases) charges(b)		(718)	—	718		25	—	(25)
Changes in fair value of securities used to hedge guaranteed living benefits	(61)	(13)	—	(48)	(30)	(6)	—	(24)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	52	11	—	41	308	65	—	243
Changes in the fair value of equity securities	237	49	—	188	53	11	—	42
Loss on extinguishment of debt	389	82	—	307	303	64	—	239
Net investment income on Fortitude Re funds withheld assets	(1,971)	(414)	—	(1,557)	(943)	(198)	—	(745)
Net realized (gains) losses on Fortitude Re funds withheld assets	(1,003)	(211)	—	(792)	486	102	—	384
Net realized gains on Fortitude Re funds withheld embedded derivative	603	126	—	477	(7,481)	(1,571)	—	(5,910)
Net realized gains(c)	(1,623)	(341)	—	(1,282)	(1,750)	(367)	—	(1,383)
Loss from discontinued operations				—				1
Net (gain) loss on divestitures and other	(3,044)	(650)	—	(2,394)	82	17	—	65
Non-operating litigation reserves and settlements	3	1	—	2	(41)	(9)	—	(32)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(186)	(39)	—	(147)	(160)	(34)	—	(126)
Net loss reserve discount benefit	(193)	(40)	—	(153)	(703)	(148)	—	(555)
Pension expense related to a one-time lump sum payment to former employees	34	7	—	27	60	13	—	47
Integration and transaction costs associated with acquiring or divesting businesses	83	18	—	65	194	41	—	153
Restructuring and other costs	433	91	—	342	570	120	—	450
Non-recurring costs related to regulatory or accounting changes	68	15	—	53	37	8	—	29
Net impact from elimination of international reporting lag(d)	—	—	—	—	(127)	(27)	—	(100)
Noncontrolling interests(e)			222	222			608	608
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$5,920	$1,148	$(313)	$4,430	$5,140	$1,134	$(391)	$3,586

(a)	Twelve months ended December 31, 2021 includes the completion of audit activity by the Internal Revenue Service.
(b)	Twelve months ended December 31, 2021 includes an increase in the valuation allowance against a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as net valuation allowance release in certain foreign jurisdictions.
(c)	Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(d)	Effective in the quarter ended December 31, 2022, the foreign property and casualty subsidiaries report on a calendar year ending December 31. We determined that the effect of not retroactively applying this change was immaterial to our Consolidated Financial Statements for the current and prior periods. Therefore, we reported the cumulative effect of the change in accounting principle within the Consolidated Statements of Income (Loss) for the year ended December 31, 2022 and did not retrospectively apply the effects of this change to prior periods.
(e)	Includes the portion of equity interest of non-operating income of Corebridge and consolidated investment entities that AIG does not own.

17

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended December 31,			Twelve Months Ended December 31,
Earnings per common share:	2021	2022	% Inc. (Dec.)	2021	2022	% Inc. (Dec.)
Basic
Income from continuing operations	$4.48	$0.35	(92.2)%	$10.95	$13.16	20.2%
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$4.48	$0.35	(92.2)	$10.95	$13.16	20.2
Diluted
Income from continuing operations	4.38	$0.35	(92.0)	10.82	$13.01	20.2
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$4.38	$0.35	(92.0)	$10.82	$13.01	20.2
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.58	$1.36	(13.9)%	$5.12	$4.55	(11.1)%
Weighted average shares outstanding:
Basic	833.9	745.2		854.3	778.6
Diluted	872.0	754.9		864.9	787.9

Reconciliation of Book Value per Common Share

As of period end:	December 31, 2021	September 30, 2022	December 31, 2022
Total AIG shareholders' equity	$65,956	$39,023	$40,002
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	65,471	38,538	39,517
Less: Deferred tax assets (DTA)*	5,221	4,556	4,518
Less: Accumulated other comprehensive income (AOCI)	6,687	(23,793)	(22,092)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	2,791	(3,021)	(2,862)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	3,896	(20,772)	(19,230)
Total adjusted common shareholders' equity (b)	$56,354	$54,754	$54,229
Less: Intangible assets:
Goodwill	4,056	3,860	3,927
Value of business acquired	111	91	94
Value of distribution channel acquired	458	428	418
Other intangibles	300	286	286
Total intangible assets	4,925	4,665	4,725
Total adjusted tangible common shareholders' equity (c)	$51,429	$50,089	$49,504
Total common shares outstanding (d)	818.7	747.2	734.1

As of period end:	December 31, 2021	% Inc. (Dec.)	September 30, 2022	% Inc. (Dec.)	December 31, 2022
Book value per common share (a÷d)	$79.97	(32.7)%	$51.58	$4.4%	$53.83
Adjusted book value per common share (b÷d)	68.83	7.3	73.28	0.8	73.87
Adjusted tangible book value per common share (c÷d)	62.82	7.3	67.04	0.6	67.43

18

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of Return On Common Equity

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2022	2021	2022
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$14,956	$1,056	$9,359	$10,247
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$5,356	$4,096	$4,430	$3,586
Average AIG Common Shareholders' equity (c)	$64,925	$39,028	$64,704	$48,769
Less: Average DTA*	6,152	4,537	7,025	4,739
Less: Average AOCI	7,647	(22,943)	9,096	(12,551)
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	2,879	(2,942)	3,200	(1,053)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	4,768	(20,001)	$5,896	$(11,498)
Average adjusted common shareholders' equity (d)	$54,005	$54,492	$51,783	$55,528

ROCE (a÷c)	23.0%	2.7%	14.5%	21.0%
Adjusted return on common equity (b÷d)	9.9%	7.5%	8.6%	6.5%

*	Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2022	2021	2022
Net Investment Income per Consolidated Statements of Operations	$3,565	$3,258	$14,612	$11,767
Changes in fair value of securities used to hedge guaranteed living benefits	(14)	(14)	(60)	(55)
Changes in the fair value of equity securities	201	12	237	53
Net investment income on Fortitude Re funds withheld assets	(483)	(309)	(1,971)	(943)
Net realized gains (losses) related to economic hedges and other	22	54	122	216
Net impact from elimination of International reporting lag	—	(41)	—	(41)
Total Net Investment Income - APTI Basis	$3,291	$2,960	$12,940	$10,997

Net Premiums Written - Change in Constant Dollar

	Three Months Ended December 31, 2022
		Global -	Global -	International -
	General	Commercial	Personal	Commercial	Personal
General Insurance	Insurance	Lines	Insurance	Lines	Insurance
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	1%	3%	(2)%	2%	1%
Foreign exchange effect	(7)	(5)	(12)	(10)	(17)
Increase (decrease) as reported in U.S. dollars	(6)%	(2)%	(14)%	(8)%	(16)%

19

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	December 31, 2022
	2021	2022
Total General Insurance
Combined ratio	92.4	89.9
Catastrophe losses and reinstatement premiums	(2.9)	(3.8)
Prior year development, net of reinsurance and prior year premiums	0.3	2.3
Accident year combined ratio, as adjusted	89.8	88.4

North America
Combined ratio	95.0	86.6
Catastrophe losses and reinstatement premiums	(5.6)	(4.2)
Prior year development, net of reinsurance and prior year premiums	0.3	5.8
Accident year combined ratio, as adjusted	89.7	88.2

North America - Commercial Lines
Combined ratio	94.8	84.4
Catastrophe losses and reinstatement premiums	(5.8)	(4.4)
Prior year development, net of reinsurance and prior year premiums	(0.1)	5.9
Accident year combined ratio, as adjusted	88.9	85.9

North America - Personal Insurance
Combined ratio	96.0	102.5
Catastrophe losses and reinstatement premiums	(4.0)	(2.8)
Prior year development, net of reinsurance and prior year premiums	2.9	5.6
Accident year combined ratio, as adjusted	94.9	105.3

International
Combined ratio	90.1	93.2
Catastrophe losses and reinstatement premiums	(0.6)	(3.5)
Prior year development, net of reinsurance and prior year premiums	0.4	(1.1)
Accident year combined ratio, as adjusted	89.9	88.6

International - Commercial Lines
Combined ratio	88.1	89.4
Catastrophe losses and reinstatement premiums	(1.1)	(5.2)
Prior year development, net of reinsurance and prior year premiums	(0.3)	(2.6)
Accident year combined ratio, as adjusted	86.7	81.6

International - Personal Insurance
Loss ratio	50.6	54.8
Catastrophe losses and reinstatement premiums	—	(1.0)
Prior year development, net of reinsurance and prior year premiums	1.1	1.0
Accident year loss ratio, as adjusted	51.7	54.8

Combined ratio	93.0	98.9
Catastrophe losses and reinstatement premiums	—	(1.0)
Prior year development, net of reinsurance and prior year premiums	1.1	1.0
Accident year combined ratio, as adjusted	94.1	98.9

Global - Commercial Insurance
Combined ratio	91.8	86.3
Catastrophe losses and reinstatement premiums	(3.7)	(4.7)
Prior year development, net of reinsurance and prior year premiums	(0.2)	2.5
Accident year combined ratio, as adjusted	87.9	84.1

20

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	December 31, 2022
	2021	2022
Adjusted pre-tax income	$1,509	$1,212
Interest expense on attributed financial debt	150	131
Adjusted pre-tax income including attributed interest expense	1,359	1,081
Income tax expense	305	291
Adjusted after-tax income	1,054	790
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$1,051	$787

Ending adjusted segment common equity	$26,429	$30,310
Average adjusted segment common equity	$26,157	$29,230
Return on adjusted segment common equity	16.1%	10.8%

Total segment shareholder’s equity	$26,283	$24,225
Less: Preferred equity	205	212
Total segment common equity	26,078	24,013
Less: Accumulated other comprehensive income (AOCI)	(189)	(6,979)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	162	(682)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(351)	(6,297)
Total adjusted segment common equity	$26,429	$30,310

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	December 31, 2022
	2021	2022
Adjusted pre-tax income	$969	$781
Interest expense on attributed financial debt	72	110
Adjusted pre-tax income including attributed interest expense	897	671
Income tax expense	181	131
Adjusted after-tax income	716	540
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$714	$538

Ending adjusted segment common equity	$20,525	$21,295
Average adjusted segment common equity	$20,880	$21,407
Return on adjusted segment common equity	13.7%	10.1%

Total segment shareholder’s equity	$28,063	$7,472
Less: Preferred equity	138	154
Total segment common equity	27,925	7,318
Less: Accumulated other comprehensive income (AOCI)	10,029	(16,157)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	2,629	(2,180)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	7,400	(13,977)
Total adjusted segment common equity	$20,525	$21,295

21

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	December 31, 2022
	2021	2022
Individual Retirement:
Premiums	$68	$62
Deposits	3,244	3,764
Other	(4)	1
Premiums and deposits	$3,308	$3,827

Group Retirement:
Premiums	$7	$3
Deposits	1,855	2,240
Other	—	—
Premiums and deposits	$1,862	$2,243

Life Insurance:
Premiums	$518	$705
Deposits	426	410
Other	262	64
Premiums and deposits	$1,206	$1,179

Institutional Markets:
Premiums	$2,150	$1,375
Deposits	77	169
Other	6	7
Premiums and deposits	$2,233	$1,551

Total Life and Retirement:
Premiums	$2,743	$2,145
Deposits	5,602	6,583
Other	264	72
Premiums and deposits	$8,609	$8,800

22